                               MILLHOPPER VILLAGE
                                507 NW 39TH ROAD
                              GAINESVILLE, FLORIDA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 27, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 9, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: MILLHOPPER VILLAGE
    507 NW 39TH ROAD
    GAINESVILLE, ALACHUA COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above- referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 136 units with a total of 156,950 square feet of rentable area. The improvements were built in 1969. The improvements are situated on 8.35 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 92% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 27, 2003 is:

                                        ($6,100,000)

                                 Respectfully submitted,
                                 AMERICAN APPRAISAL ASSOCIATES, INC.

                                 -s- Alice MacQueen
July 9, 2003                     Alice MacQueen
#053272                          Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                      #RZ0002202

Assisted By:
Michael L. Kersten

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.......................................................    4
Introduction............................................................    9
Area Analysis...........................................................   11
Market Analysis.........................................................   14
Site Analysis...........................................................   16
Improvement Analysis....................................................   16
Highest and Best Use....................................................   17

                                   VALUATION

Valuation Procedure.....................................................   18
Sales Comparison Approach...............................................   20
Income Capitalization Approach..........................................   26
Reconciliation and Conclusion...........................................   37

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Millhopper Village
LOCATION:                     507 NW 39th Road
                              Gainesville, Florida

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                May 27, 2003
DATE OF REPORT:               July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                       8.35 acres, or 363,726 square feet
  Assessor Parcel No.:        06498-000-00
  Floodplain:                 Community Panel No. 1251070004B (January 19, 1983)
                              Flood Zone X, an area outside the floodplain.
  Zoning:                     RMF-7 (Multiple-family medium density residential
                              district)

BUILDING:
  No. of Units:               136 Units
  Total NRA:                  156,950 Square Feet
  Average Unit Size:          1,154 Square Feet
  Apartment Density:          16.3 units per acre
  Year Built:                 1969

UNIT MIX AND MARKET RENT:

                              GROSS RENTAL INCOME PROJECTION
------------------------------------------------------------------------------------
                                        Market Rent
                         Square     -------------------      Monthly        Annual
    Unit Type            Feet       Per Unit     Per SF       Income        Income
------------------------------------------------------------------------------------
1Br/1Ba - 1A10             750        $ 590      $ 0.79      $18,880      $  226,560
2 Br/1.5 Ba - 2A15       1,400        $ 800      $ 0.57      $ 4,000      $   48,000
2Br/2Ba - 2A20           1,000        $ 710      $ 0.71      $36,920      $  443,040
3Br/2.5Ba - 3A25         1,550        $ 810      $ 0.52      $20,250      $  243,000
3Br/2.5Ba - 3B25         1,600        $ 840      $ 0.53      $18,480      $  221,760
                                                 Total       $98,530      $1,182,360

OCCUPANCY:               92%
ECONOMIC LIFE:           45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

EFFECTIVE AGE:                        20 Years
REMAINING ECONOMIC LIFE:              25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - OFFICE PICTURE]                         [EXTERIOR - PROJECT PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

  As Vacant:                  Hold for future multi-family development
  As Improved:                Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

        DIRECT CAPITALIZATION                     Amount                 $/Unit
        ---------------------                     ------                 ------

Potential Rental Income                     $        1,182,360      $        8,694
Effective Gross Income                      $        1,166,124      $        8,574
Operating Expenses                          $          544,506      $        4,004             46.7% of EGI
Net Operating Income:                       $          587,618      $        4,321

Capitalization Rate                                      10.00%
DIRECT CAPITALIZATION VALUE                 $        5,900,000 *    $       43,382 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                      10 years
2002 Economic Vacancy                                       10%
Stabilized Vacancy & Collection Loss:                       10%
Lease-up / Stabilization Period                     N/A
Terminal Capitalization Rate                             11.00%
Discount Rate                                            12.50%
Selling Costs                                             2.00%
Growth Rates:
  Income                                                  3.00%
  Expenses:                                               3.00%
DISCOUNTED CASH FLOW VALUE                  $        6,000,000 *    $       44,118 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE      $        6,000,000      $       44,118 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)        $36,869 to $74,906
  Range of Sales $/Unit (Adjusted)          $44,242 to $49,375
VALUE INDICATION - PRICE PER UNIT           $        6,400,000 *    $       47,059 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales              5.27 to 7.19
  Selected EGIM for Subject                               5.50
  Subject's Projected EGI                   $        1,166,124
EGIM ANALYSIS CONCLUSION                    $        6,400,000 *    $       47,059 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION            $        6,300,000 *    $       46,324 / UNIT

RECONCILED SALES COMPARISON VALUE           $        6,400,000      $       47,059 / UNIT

___________________________

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                              $  6,400,000
  NOI Per Unit                                $  6,300,000
  EGIM Multiplier                             $  6,400,000
INDICATED VALUE BY SALES COMPARISON           $  6,400,000            $    47,059 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:               $  5,900,000
  Discounted Cash Flow Method:                $  6,000,000
INDICATED VALUE BY THE INCOME APPROACH        $  6,000,000            $    44,853 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:          $  6,100,000            $    44,853 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 507 NW 39th Road, Gainesville, Alachua County, Florida. Gainesville identifies it as 06498-000-00.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Michael L. Kersten on May 27, 2003. Alice MacQueen has not made a personal inspection of the subject property. Michael L. Kersten assisted Alice MacQueen with the research, valuation analysis and writing the report. Alice MacQueen reviewed the report and concurs with the value. Alice MacQueen and Michael L. Kersten have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 27, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

       MARKETING PERIOD:     6 to 12 months
       EXPOSURE PERIOD:      6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in SP V LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Gainesville, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - NW 34th Street
West  - Newberry Street (SR 26)
South - Newberry Street (SR 26)
North - NW 8th Avenue

MAJOR EMPLOYERS

Major employers in the subject's area include Shands Hospital (9,600), Nationwide Insurance, Alachua County School Board, Energizer, and North Florida Regional Hospital. The University of Florida is Gainesville's largest employer (11,500 employees) and the State's second largest. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                           NEIGHBORHOOD DEMOGRAPHICS

                                                        AREA
                                 -------------------------------------------------
         CATEGORY                1-MI. RADIUS      3-MI. RADIUS       5-MI. RADIUS          MSA
         --------                ------------      ------------       ------------          ---
POPULATION TRENDS
Current Population                   8,188             79,869            149,464          224,369
5-Year Population                    8,378             83,813            160,961          241,244
% Change CY-5Y                         2.3%               4.9%               7.7%             7.5%
Annual Change CY-5Y                    0.5%               1.0%               1.5%             1.5%

HOUSEHOLDS
Current Households                   3,639             33,212            62,844            90,722
5-Year Projected Households          3,796             35,725            68,743            99,112
% Change CY - 5Y                       4.3%               7.6%              9.4%              9.2%
Annual Change CY-5Y                    0.9%               1.5%              1.9%              1.8%

INCOME TRENDS
Median Household Income           $ 34,450           $ 26,098          $ 26,952          $ 29,514
Per Capita Income                 $ 22,332           $ 18,407          $ 18,880          $ 18,899
Average Household Income          $ 49,986           $ 44,769          $ 44,796          $ 46,739

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                    HOUSING TRENDS

                                                         AREA
                                 -------------------------------------------------
       CATEGORY                  1-MI. RADIUS      3-MI. RADIUS       5-MI. RADIUS         MSA
       --------                  ------------      ------------       ------------         ---
HOUSING TRENDS
% of Households Renting              42.93%           55.33%            51.40%            41.01%
5-Year Projected % Renting           43.72%           56.11%            51.74%            41.03%

% of Households Owning               51.81%           36.72%            40.29%            50.29%
5-Year Projected % Owning            51.19%           36.38%            40.58%            50.92%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Single-Family Subdivision - Bartram Woods
South  - Concordia Condominiums
East   - Vacant Land
West   - NW 39th Road, a retail project, and a small multi-family project

CONCLUSIONS

The subject is well located within the city of Gainesville. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of Gainesville in Alachua County. The overall pace of development in the subject's market is more or less decreasing. There has not been any new apartment construction in proximity to the subject property over the past several years. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period                Region              Submarket
------                ------              ---------
 4Q01                  5.0%                 6.0%
 1Q02                  6.0%                 7.0%
 2Q02                  4.6%                 8.0%
 3Q02                  7.2%                 5.3%
 4Q02                  8.0%                 6.7%
 1Q03                  7.0%                 7.3%

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. Market rents in the subject's market have been following a decreasing trend. The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.            Property Name        Units       Ocpy.      Year Built              Proximity to subject
  ---            -------------        -----       -----      ----------              --------------------
  R-1        The Oaks Apartments       152         97%          1972         1.5 miles west of subject
  R-2        Brookwood Terrace         132         97%          1975         1.5 miles northeast of the subject
  R-3        Covered Bridge            174         97%          1973         1.5 miles northeast of the subject
  R-4        Madison Pointe            170         96%          1973         1.5 mile northeast of the subject
  R-5        Creekwood                 120         91%          1978         2 miles northeast of the subject
Subject      Millhopper Village        136         92%          1969

Within Alachua County, there are reportedly more than 165 apartment communities. Rental rates in the area range from $350 to $500 per month for Studio apartments, $350 to $600 for 1 Bedroom units, $550 to $800 per month for 2 Bedroom apartments, $750 to $1,000 per month for 3 Bedroom apartments, and from $900 to $2,000 for 4 Bedroom units.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

Gainesville is one of the few places that have 4-Bedroom, 4-Bathroom apartments. The area has more than 21,000 apartment units. Gainesville is a strong apartment due mainly to the University of Florida.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

Site Area                      8.35 acres, or 363,726 square feet
Shape                          Irregular
Topography                     Level
Utilities                      All necessary utilities are available to the
                               site.
Soil Conditions                Stable
Easements Affecting Site       None other than typical utility
                               easements
Overall Site Appeal            Good
Flood Zone:
  Community Panel              1251070004B, dated January 19, 1983
  Flood Zone                   Zone X
Zoning                         RMF-7, the subject improvements represent a legal
                               conforming use of the site.

REAL ESTATE TAXES

                             ASSESSED VALUE - 2002
                   -----------------------------------------      TAX RATE /    PROPERTY
PARCEL NUMBER        LAND          BUILDING          TOTAL        MILL RATE      TAXES
-------------        ----          --------          -----        ----------     -----
 06498-000-00      $292,300       $2,090,600      $2,382,900       0.02715     $64,699

IMPROVEMENT ANALYSIS

Year Built                    1969
Number of Units               136
Net Rentable Area             156,950 Square Feet
Construction:
 Foundation                   Reinforced concrete slab
 Frame                        Heavy or light wood
 Exterior Walls               Wood or vinyl siding
 Roof                         Composition shingle over a wood truss structure
Project Amenities             Amenities at the subject include a swimming pool,
                              basketball court, tennis court, gym room, car
                              wash, barbeque equipment, meeting hall, laundry
                              room, and parking area.
Unit Amenities                Individual unit amenities include a balcony, cable
                              TV  connection, and washer dryer connection.
                              Appliances available in each unit include refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

Unit Mix:

                                                    Unit Area
       Unit Type            Number of Units         (Sq. Ft.)
       ---------            ---------------         ---------
1Br/1Ba - 1A10                    32                    750
2 Br/1.5 Ba - 2A15                 5                  1,400
2Br/2Ba - 2A20                    52                  1,000
3Br/2.5Ba - 3A25                  25                  1,550
3Br/2.5Ba - 3B25                  22                  1,600

Overall Condition           Average
Effective Age               20 years
Economic Life               45 years
Remaining Economic Life     25 years
Deferred Maintenance        None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1969 and consist of a 136-unit multifamily project. The highest and best use as improved is for continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 21
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                  COMPARABLE                     COMPARABLE
         DESCRIPTION                      SUBJECT                    I - 1                          I - 2
-------------------------------------------------------------------------------------------------------------------
Property Name                     Millhopper Village        Regency Oaks                  Country Garden

LOCATION:
  Address                         507 NW 39th Road          3230 SW Archer Road           2001 SW 16th Street

  City, State                     Gainesville, Florida      Gainesville, Florida          Gainesville, Florida
  County                          Alachua                   Alachua                       Alachua
PHYSICAL CHARATERISTICS:

  Net Rentable Area (SF)          156,950                   155,844                       95,000
  Year Built                      1969                      1972                          1971
  Number of Units                 136                       148                           99
  Unit Mix:                             Type         Total    Type                Total    Type               Total
                                  1Br/1Ba - 1A10       32   1Br/1Ba                N/A    1Br/1Ba              N/A
                                  2Br/1.5 Ba - 2A15     5   2Br/2Ba                N/A    2Br/2Ba              N/A
                                  2Br/2Ba - 2A20       52   3Br/2Ba                N/A
                                  3Br/2.5Ba - 3A25     25
                                  3Br/2.5Ba - 3B25     22

  Average Unit Size (SF)          1,154                     1,053                         960
  Land Area (Acre)                8.3500                    8.4600                        4.0200
  Density (Units/Acre)            16.3                      17.5                          24.6
  Parking Ratio (Spaces/Unit)     1.90                      1.90                          1.90
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered      Open                          Open
CONDITION:                        Good                      Average                       Average
APPEAL:                           Good                      Fair                          Average
AMENITIES:
  Pool/Spa                        Yes/No                    Yes/No                        Yes/No
  Gym Room                        Yes                       Yes                           Yes
  Laundry Room                    Yes                       Yes                           No
  Secured Parking                 No                        No                            No
  Sport Courts                    Yes                       Yes                           Yes
  Washer/Dryer Connection         Yes                       No                            Yes
  Other
  Other
OCCUPANCY:                        92%                       90%                           92%
TRANSACTION DATA:
  Sale Date                                                 January, 2003                 January, 2003
  Sale Price ($)                                            $6,000,000                    $3,650,000
  Grantor                                                   Regency Oaks Apartments,      Country Gardens
                                                            LLC                           Apartments, LLC
  Grantee                                                   Saul and Netty Silber         Saul and Netty Silber

  Sale Documentation                                        Book 2587, Page 267           Book 2587, Page 130
  Verification                                              Smith Equities                Smith Equities
  Telephone Number                                          (407) 422-0704                (407) 422-0704

ESTIMATED PRO-FORMA:                                          Total $   $/Unit    $/SF    Total $   $/Unit    $/SF
                                                            -------------------------------------------------------
  Potential Gross Income                                    $1,185,000   $8,007   $7.60   $745,000   $7,525   $7.84
  Vacancy/Credit Loss                                       $   82,950   $  560   $0.53   $ 52,150   $  527   $0.55
  Effective Gross Income                                    $1,102,050   $7,446   $7.07   $692,850   $6,998   $7.29
  Operating Expenses                                        $  525,000   $3,547   $3.37   $332,500   $3,359   $3.50
  Net Operating Income                                      $  577,050   $3,899   $3.70   $360,350   $3,640   $3.79

NOTES:                                                      None                          None



  PRICE PER UNIT                                                    $ 40,541                        $36,869
  PRICE PER SQUARE FOOT                                             $  38.50                        $ 38.42
  EXPENSE RATIO                                                         47.6%                          48.0%
  EGIM                                                                  5.44                           5.27
  OVERALL CAP RATE                                                      9.62%                          9.87%
-------------------------------------------------------------------------------------------------------------------
  Cap Rate based on Pro Forma or Actual Income?                     PRO FORMA                      PRO FORMA
-------------------------------------------------------------------------------------------------------------------

                                           COMPARABLE                     COMPARABLE                    COMPARABLE
         DESCRIPTION                         I - 3                          I - 4                         I - 5
----------------------------------------------------------------------------------------------------------------------------
Property Name                     Covered Bridge                Oxford Manor                    Cobblestone

LOCATION:
  Address                         1810 NW 23rd Boulevard        2801 NW 23rd Boulevard          1810 NW 23rd Boulevard

  City, State                     Gainesville, Florida          Gainesville, Florida            Gainesville, Florida
  County                          Alachua                       Alachua                         Alachua
PHYSICAL CHARATERISTICS:

  Net Rentable Area (SF)          169,276                       376,885                         225,120
  Year Built                      1973                          1985                            1994
  Number of Units                 176                           366                             168
  Unit Mix:                        Type                 Total    Type                   Total   Type                   Total
                                  1Br/1Ba                 76    1Br/1Ba                  N/A
                                  2Br/2Ba                 66    2Br/2Ba                  N/A    2Br/2Ba                 84
                                  3Br/2Ba                 32    3Br/2Ba                  N/A    3Br/3Ba                 84



  Average Unit Size (SF)          962                           1,030                           1,340

  Land Area (Acre)                21.4400                       28.8600                         15.1200
  Density (Units/Acre)            8.2                           12.7                            11.1
  Parking Ratio (Spaces/Unit)     1.85                          2.00                            2.09
  Parking Type (Gr., Cov., etc.)  Open                          Open                            Open, Covered
CONDITION:                        Average                       Very Good                       Very Good
APPEAL:                           Average                       Very Good                       Very Good
AMENITIES:
  Pool/Spa                        Yes/Yes                       Yes/Yes                         Yes/Yes
  Gym Room                        Yes                           Yes                             Yes
  Laundry Room                    Yes                           Yes                             Yes
  Secured Parking                 No                            No                              Yes
  Sport Courts                    No                            Yes                             Yes
  Washer/Dryer Connection         Yes                           Yes                             Yes
  Other
  Other
OCCUPANCY:                        95%                           92%                             94%
TRANSACTION DATA:
  Sale Date                       August, 2001                  January, 2002                   January,  2002
  Sale Price ($)                  $7,900,000                    $27,415,730                     $12,584,270
  Grantor                         NLP Covered Bridge National   Oxford Manor Apartments of      Cobblestone Apartments of
                                  Associates                    Gainesville, Ltd.               Gainesville, Ltd.
  Grantee                         Covered Bridge Apartments,    Paradigm Properties             Paradigm Properties
                                  LLC
  Sale Documentation              Book 2380, Page 198
  Verification                    Smith Equities                Smith Equities                  Smith Equities
  Telephone Number                (407) 422-0704                (407) 422-0704                  (407) 422-0704

ESTIMATED PRO-FORMA:               Total $   $/Unit     $/SF     Total $     $/Unit    $/SF      Total $     $/Unit    $/SF
                                  ------------------------------------------------------------------------------------------
  Potential Gross Income          $1,382,500   $7,855   $8.17   $4,100,000   $11,202   $10.88   $2,065,000   $12,292   $9.17
  Vacancy/Credit Loss             $   96,775   $  550   $0.57   $  287,000   $   784   $ 0.76   $  144,550   $   860   $0.64
  Effective Gross Income          $1,285,725   $7,305   $7.60   $3,813,000   $10,418   $10.12   $1,920,450   $11,431   $8.53
  Operating Expenses              $  600,000   $3,409   $3.54   $1,280,000   $ 3,497   $ 3.40   $  737,500   $ 4,390   $3.28
  Net Operating Income            $  685,725   $3,896   $4.05   $2,533,000   $ 6,921   $ 6.72   $1,182,950   $ 7,041   $5.25

NOTES:                            This property, at the time    None                            None
                                  of sale, had 176 units. It
                                  now has 174.

  PRICE PER UNIT                            $44,886                         $74,906                       $74,906
  PRICE PER SQUARE FOOT                     $ 46.67                         $ 72.74                       $ 55.90
  EXPENSE RATIO                                46.7%                           33.6%                         38.4%
  EGIM                                         6.14                            7.19                          6.55
  OVERALL CAP RATE                             8.68%                           9.24%                         9.40%
----------------------------------------------------------------------------------------------------------------------------
  Cap Rate based on Pro Forma or           PRO FORMA                       PRO FORMA                     PRO FORMA
        Actual Income?
----------------------------------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $36,869 to $74,906 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $44,242 to $49,375 per unit with a mean or average adjusted price of $46,774 per unit. The median adjusted price is $46,622 per unit. Based on the following analysis, we have concluded to a value of $47,000 per unit, which results in an "as is" value of $6,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

SALES ADJUSTMENT GRID

                                                                        COMPARABLE                       COMPARABLE
          DESCRIPTION                        SUBJECT                      I - 1                            I - 2
          -----------                        -------                    ----------                       ----------
  Property Name                        Millhopper Village      Regency Oaks                     Country Garden

  Address                              507 NW 39th Road        3230 SW Archer Road              2001 SW 16th Street

  City                                 Gainesville, Florida    Gainesville, Florida             Gainesville, Florida
  Sale Date                                                    January, 2003                    January, 2003
  Sale Price ($)                                               $6,000,000                       $3,650,000
  Net Rentable Area (SF)               156,950                 155,844                          95,000
  Number of Units                      136                     148                              99
  Price Per Unit                                               $40,541                          $36,869
  Year Built                           1969                    1972                             1971
  Land Area (Acre)                     8.3500                  8.4600                           4.0200
VALUE ADJUSTMENTS                          DESCRIPTION           DESCRIPTION            ADJ.      DESCRIPTION           ADJ.
  Property Rights Conveyed             Fee Simple Estate       Fee Simple Estate         0%     Fee Simple Estate        0%
  Financing                                                    Cash To Seller            0%     Cash To Seller           0%
  Conditions of Sale                                           Arm's Length              0%     Arm's Length             0%
  Date of Sale (Time)                                          01-2003                   0%     01-2003                  0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                      $40,541                          $36,869
  Location                                                     Inferior                 15%     Comparable               0%
  Number of Units                      136                     148                       0%     99                       0%
  Quality / Appeal                     Good                    Comparable                0%     Inferior                15%
  Age / Condition                      1969                    1972 / Average            0%     1971 / Average           0%
  Occupancy at Sale                    92%                     90%                     -10%     92%                    -10%
  Amenities                            Good                    Inferior                 10%     Inferior                10%
  Average Unit Size (SF)               1,154                   1,053                     0%     960                      5%
PHYSICAL ADJUSTMENT                                                                     15%                             20%
FINAL ADJUSTED VALUE ($/UNIT)                                            $46,622                          $44,242

                                                COMPARABLE                    COMPARABLE                       COMPARABLE
          DESCRIPTION                             I - 3                         I - 4                            I - 5
          -----------                           ----------                    ----------                       ----------
  Property Name                        Covered Bridge                Oxford Manor                     Cobblestone

  Address                              1810 NW 23rd Boulevard        2801 NW 23rd Boulevard           1810 NW 23rd Boulevard

  City                                 Gainesville, Florida          Gainesville, Florida             Gainesville, Florida
  Sale Date                            August, 2001                  January, 2002                    January, 2002
  Sale Price ($)                       $7,900,000                    $27,415,730                      $12,584,270
  Net Rentable Area (SF)               169,276                       376,885                          225,120
  Number of Units                      176                           366                              168
  Price Per Unit                       $44,886                       $74,906                          $74,906
  Year Built                           1973                          1985                             1994
  Land Area (Acre)                     21.4400                       28.8600                          15.1200
VALUE ADJUSTMENTS                        DESCRIPTION         ADJ.      DESCRIPTION           ADJ.       DESCRIPTION         ADJ.
  Property Rights Conveyed             Fee Simple Estate      0%     Fee Simple Estate        0%      Fee Simple Estate      0%
  Financing                            Cash To Seller         0%     Cash To Seller           0%      Cash To Seller         0%
  Conditions of Sale                   Arm's Length           0%     Arm's Length             0%      Arm's Length           0%
  Date of Sale (Time)                  08-2001                0%     01-2002                  0%      01-2002                0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)              $44,886                       $74,906                          $74,906
  Location                             Comparable             0%     Comparable               0%      Comparable             0%
  Number of Units                      176                    0%     366                     10%      168                    0%
  Quality / Appeal                     Inferior              15%     Superior               -10%      Superior              -5%
  Age / Condition                      1973 / Average         0%     1985 / Very Good       -15%      1994 / Very Good     -20%
  Occupancy at Sale                    95%                  -10%     92%                    -10%      94%                  -10%
  Amenities                            Comparable             0%     Superior               -10%      Comparable             0%
  Average Unit Size (SF)               962                    5%     1,030                    0%      1,340                 -5%
PHYSICAL ADJUSTMENT                                          10%                            -35%                           -40%
FINAL ADJUSTED VALUE ($/UNIT)                    $49,375                       $48,689                          $44,944

SUMMARY

VALUE RANGE (PER UNIT)                    $44,242                 TO            $49,375
MEAN (PER UNIT)                           $46,774
MEDIAN (PER UNIT)                         $46,622
VALUE CONCLUSION (PER UNIT)               $47,000

VALUE INDICATED BY SALES COMPARISON APPROACH                                    $6,392,000
ROUNDED                                                                         $6,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                             NOI PER UNIT COMPARISON

                          SALE PRICE                   NOI/          SUBJECT NOI
COMPARABLE      NO. OF    ----------                 ---------------------------     ADJUSTMENT     INDICATED
    NO.         UNITS     PRICE/UNIT       OAR       NOI/UNIT      SUBJ. NOI/UNIT      FACTOR      VALUE/UNIT
------------    ------    -----------    -------    -----------    --------------    ----------    ----------
    I-1          148      $ 6,000,000     9.62%     $   577,050    $      587,618      1.108       $   44,926
                          $    40,541               $     3,899    $        4,321
    I-2           99      $ 3,650,000     9.87%     $   360,350    $      587,618      1.187       $   43,765
                          $    36,869               $     3,640    $        4,321
    I-3          176      $ 7,900,000     8.68%     $   685,725    $      587,618      1.109       $   49,778
                          $    44,886               $     3,896    $        4,321
    I-4          366      $27,415,730     9.24%     $ 2,533,000    $      587,618      0.624       $   46,765
                          $    74,906               $     6,921    $        4,321
    I-5          168      $12,584,270     9.40%     $ 1,182,950    $      587,618      0.614       $   45,964
                          $    74,906               $     7,041    $        4,321

              PRICE/UNIT

  Low        High     Average    Median
-------    -------    -------    -------
$43,765    $49,778    $46,239    $45,964

VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit              $   46,000
Number of Units                              136
                                      ----------
Value Based on NOI Analysis           $6,256,000
                            Rounded   $6,300,000

The adjusted sales indicate a range of value between $43,765 and $49,778 per unit, with an average of $46,239 per unit. Based on the subject's competitive position within the improved sales, a value of $46,000 per unit is estimated. This indicates an "as is" market value of $6,300,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                      SALE PRICE
COMPARABLE   NO. OF   ----------     EFFECTIVE     OPERATING                SUBJECT
   NO.       UNITS    PRICE/UNIT    GROSS INCOME    EXPENSE      OER     PROJECTED OER   EGIM
----------   ------   -----------   ------------   ----------   ------   -------------   -----
  I-1         148     $ 6,000,000   $  1,102,050   $  525,000   47.64%                   5.44
                      $    40,541
  I-2          99     $ 3,650,000   $    692,850   $  332,500   47.99%                   5.27
                      $    36,869
  I-3         176     $ 7,900,000   $  1,285,725   $  600,000   46.67%                   6.14
                      $    44,886                                            46.69%
  I-4         366     $27,415,730   $  3,813,000   $1,280,000   33.57%                   7.19
                      $    74,906
  I-5         168     $12,584,270   $  1,920,450   $  737,500   38.40%                   6.55
                      $    74,906

            EGIM

Low    High   Average   Median
----   ----   -------   ------
5.27   7.19    6.12      6.14

VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                5.50
Subject EGI                            $1,166,124
                                       ----------
Value Based on EGIM Analysis           $6,413,682
                             Rounded   $6,400,000

          Value Per Unit               $   47,059

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 46.69% before reserves. The comparable sales indicate a range of expense ratios from 33.57% to 47.99%, while their EGIMs range from 5.27 to 7.19. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $6,400,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $6,400,000.

Price Per Unit                        $6,400,000
NOI Per Unit                          $6,300,000
EGIM Analysis                         $6,400,000

Sales Comparison Conclusion           $6,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                         Average
                      Unit Area    ------------------
    Unit Type         (Sq. Ft.)    Per Unit    Per SF    %Occupied
------------------    ---------    --------    ------    ---------
1Br/1Ba - 1A10           750         $589      $ 0.79      93.8%
2 Br/1.5 Ba - 2A15      1400         $811      $ 0.58      60.0%
2Br/2Ba - 2A20          1000         $699      $ 0.70      86.5%
3Br/2.5Ba - 3A25        1550         $820      $ 0.53     100.0%
3Br/2.5Ba - 3B25        1600         $833      $ 0.52     100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                                  RENT ANALYSIS

                                                                                         COMPARABLE RENTS
                                                                    ------------------------------------------------------
                                                                       R-1        R-2        R-3         R-4        R-5
                                                                    ------------------------------------------------------
                                                                     The Oaks   Brookwood  Covered     Madison
                                                                    Apartment    Terrace    Bridge      Pointe   Creekwood
                                                                    ------------------------------------------------------
                                                                                 COMPARISON TO SUBJECT
                                             SUBJECT    SUBJECT     ------------------------------------------------------
                            SUBJECT UNIT      ACTUAL     ASKING     Slightly               Slightly
      DESCRIPTION               TYPE          RENT        RENT      Inferior    Superior   Superior    Superior   Inferior
--------------------------------------------------------------------------------------------------------------------------
Monthly Rent                1Br/1Ba - 1A10   $   589    $   823     $     570   $     525  $    620    $    610  $     535
Unit Area (SF)                                   750        750           750         740       760         729        760
Monthly Rent Per Sq. Ft.                     $  0.79    $  1.10     $    0.76   $    0.71  $   0.82    $   0.84  $    0.70

Monthly Rent                2 Br/1.5 Ba -    $   811    $   838                 $     650
Unit Area (SF)              2A15               1,400      1,400                     1,044
Monthly Rent Per Sq. Ft.                     $  0.58    $  0.60                 $    0.62

Monthly Rent                2Br/2Ba - 2A20   $   699    $   885     $     682              $    720    $    799  $     640
Unit Area (SF)                                 1,000      1,000         1,035                 1,070       1,053      1,100
Monthly Rent Per Sq. Ft.                     $  0.70    $  0.89     $    0.66              $   0.67    $   0.76  $    0.58

Monthly Rent                3Br/2.5Ba -      $   820    $ 1,108     $     810   $     800              $    899  $     720
Unit Area (SF)              3A25               1,550      1,550         1,389       1,533                 1,269      1,300
Monthly Rent Per Sq. Ft.                     $  0.53    $  0.71     $    0.58   $    0.52              $   0.71  $    0.55

Monthly Rent                3Br/2.5Ba -      $   833    $ 1,110     $     810              $    840
                            3B25

Unit Area (SF)                                 1,600      1,600         1,389                 1,278
Monthly Rent Per Sq. Ft.                     $  0.52    $  0.69     $    0.58              $   0.66

      DESCRIPTION             MIN      MAX    MEDIAN   AVERAGE
--------------------------------------------------------------
Monthly Rent                $  525    $  620  $  570   $   572
Unit Area (SF)                 729       760     750       748
Monthly Rent Per Sq. Ft.    $ 0.70    $ 0.84  $ 0.76   $ 0.77

Monthly Rent                $  650    $  650  $  650   $   650
Unit Area (SF)               1,044     1,044   1,044     1,044
Monthly Rent Per Sq. Ft.    $ 0.62    $ 0.62  $ 0.62   $  0.62

Monthly Rent                $  640    $  799  $  701   $   710
Unit Area (SF)               1,035     1,100   1,062     1,065
Monthly Rent Per Sq. Ft.    $ 0.58    $ 0.76  $ 0.67   $  0.67

Monthly Rent                $  720    $  899  $  805   $   807
Unit Area (SF)               1,269     1,533   1,345     1,373
Monthly Rent Per Sq. Ft.    $ 0.52    $ 0.71  $ 0.57   $  0.59

Monthly Rent                $  810    $  840  $  825   $   825


Unit Area (SF)               1,278     1,389   1,334     1,334
Monthly Rent Per Sq. Ft.    $ 0.58    $ 0.66  $ 0.62   $  0.62

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                      Market Rent
                                      Unit Area   ------------------   Monthly    Annual
    Unit Type        Number of Units  (Sq. Ft.)   Per Unit    Per SF   Income     Income
-------------------------------------------------------------------------------------------
1Br/1Ba - 1A10              32          750         $590      $0.79    $18,880  $  226,560
2 Br/1.5 Ba - 2A15           5        1,400         $800      $0.57    $ 4,000  $   48,000
2Br/2Ba - 2A20              52        1,000         $710      $0.71    $36,920  $  443,040
3Br/2.5Ba - 3A25            25        1,550         $810      $0.52    $20,250  $  243,000
3Br/2.5Ba - 3B25            22        1,600         $840      $0.53    $18,480  $  221,760
                                                                       -------  ----------
                                                              Total    $98,530  $1,182,360
                                                                       -------  ----------

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR 2000       FISCAL YEAR 2001         FISCAL YEAR 2002       FISCAL YEAR 2003
                           ---------------------   ----------------------  ---------------------  ----------------------
                                   ACTUAL                  ACTUAL                  ACTUAL            MANAGEMENT BUDGET
                           ---------------------   ----------------------  ---------------------  ----------------------
        DESCRIPTION           TOTAL     PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT
------------------------------------------------------------------------------------------------------------------------
Revenues

  Rental Income            $1,197,529   $  8,805   $1,243,953   $  9,147   $1,172,115   $  8,618   $1,183,588   $  8,703

  Vacancy                  $   65,301   $    480   $   72,946   $    536   $   44,223   $    325   $   47,344   $    348
  Credit Loss/Concessions  $   49,455   $    364   $   63,406   $    466   $   72,984   $    537   $   60,536   $    445
                           ----------   --------   ----------   --------   ----------   --------   ----------   --------
    Subtotal               $  114,756   $    844   $  136,352   $  1,003   $  117,207   $    862   $  107,880   $    793

  Laundry Income           $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0
  Garage Revenue           $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0
  Other Misc. Revenue      $   55,303   $    407   $   55,184   $    406   $  110,618   $    813   $  122,400   $    900
                           ----------   --------   ----------   --------   ----------   --------   ----------   --------
    Subtotal Other Income  $   55,303   $    407   $   55,184   $    406   $  110,618   $    813   $  122,400   $    900

                           ----------   --------   ----------   --------   ----------   --------   ----------   --------
Effective Gross Income     $1,138,076   $  8,368   $1,162,785   $  8,550   $1,165,526   $  8,570   $1,198,108   $  8,810

Operating Expenses

  Taxes                    $   89,267   $    656   $   75,555   $    556   $   87,609   $    644   $   95,354   $    701
  Insurance                $   23,082   $    170   $   75,630   $    556   $   45,997   $    338   $   45,345   $    333
  Utilities                $   40,676   $    299   $   40,734   $    300   $   32,590   $    240   $   36,553   $    269
  Repair & Maintenance     $   70,064   $    515   $  101,231   $    744   $   87,929   $    647   $  101,039   $    743
  Cleaning                 $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0
  Landscaping              $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0
  Security                 $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0
  Marketing & Leasing      $   33,769   $    248   $   30,011   $    221   $   33,827   $    249   $   39,300   $    289
  General Administrative   $  142,195   $  1,046   $  163,701   $  1,204   $  131,842   $    969   $  178,830   $  1,315
  Management               $   59,187   $    435   $   61,819   $    455   $   57,917   $    426   $   60,632   $    446
  Miscellaneous            $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0

                           ----------   --------   ----------   --------   ----------   --------   ----------   --------
Total Operating Expenses   $  458,240   $  3,369   $  548,681   $  4,034   $  477,711   $  3,513   $  557,053   $  4,096

  Reserves                 $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0

                           ----------   --------   ----------   --------   ----------   --------   ----------   --------
Net Income                 $  679,836   $  4,999   $  614,104   $  4,515   $  687,815   $  5,057   $  641,055   $  4,714

                              ANNUALIZED 2003
                           ---------------------
                                PROJECTION               AAA PROJECTION
                           ----------------------  ------------------------------
        DESCRIPTION           TOTAL     PER UNIT     TOTAL      PER UNIT     %
---------------------------------------------------------------------------------
Revenues

  Rental Income            $1,163,952   $  8,558   $1,182,360   $  8,694   100.0%

  Vacancy                  $   43,052   $    317   $   82,765   $    609     7.0%
  Credit Loss/Concessions  $   46,932   $    345   $   35,471   $    261     3.0%
                           ----------   --------   ----------   --------     ---
    Subtotal                $   89,984   $    662   $  118,236   $    869   10.0%

  Laundry Income           $        0   $      0   $        0   $      0     0.0%
  Garage Revenue           $        0   $      0   $        0   $      0     0.0%
  Other Misc. Revenue      $   72,428   $    533   $  102,000   $    750     8.6%
                           ----------   --------   ----------   --------     ---
    Subtotal Other Income  $   72,428   $    533   $  102,000   $    750     8.6%

                           ----------   --------   ----------   --------     ---
Effective Gross Income     $1,146,396   $  8,429   $1,166,124   $  8,574   100.0%

Operating Expenses

  Taxes                    $   94,808   $    697   $  119,000   $    875    10.2%
  Insurance                $   63,228   $    465   $   47,600   $    350     4.1%
  Utilities                $   57,700   $    424   $   40,800   $    300     3.5%
  Repair & Maintenance     $   79,324   $    583   $   95,200   $    700     8.2%
  Cleaning                 $        0   $      0   $        0   $      0     0.0%
  Landscaping              $        0   $      0   $        0   $      0     0.0%
  Security                 $        0   $      0   $        0   $      0     0.0%
  Marketing & Leasing      $   18,608   $    137   $   34,000   $    250     2.9%
  General Administrative   $  143,824   $  1,058   $  149,600   $  1,100    12.8%
  Management               $   57,768   $    425   $   58,306   $    429     5.0%
  Miscellaneous            $        0   $      0   $        0   $      0     0.0%

                           ----------   --------   ----------   --------     ---
Total Operating Expenses   $  515,260   $  3,789   $  544,506   $  4,004    46.7%

  Reserves                 $        0   $      0   $   34,000   $    250     6.2%

                           ----------   --------   ----------   --------     ---
Net Income                 $  631,136   $  4,641   $  587,618   $  4,321    50.4%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                  CAPITALIZATION RATES
          ----------------------------------
              GOING-IN           TERMINAL
          ----------------  ----------------
           LOW       HIGH     LOW       HIGH
          ----------------------------------
RANGE     6.00%     10.00%   7.00%     10.00%
AVERAGE        8.14%              8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.  SALE DATE   OCCUP.  PRICE/UNIT   OAR
------------------------------------------------
  I-1       Jan-03      90%     $40,541    9.62%
  I-2       Jan-03      92%     $36,869    9.87%
  I-3       Aug-01      95%     $44,886    8.68%
  I-4       Jan-02      92%     $74,906    9.24%
  I-5       Jan-02      94%     $74,906    9.40%
                                     High  9.87%
                                      Low  8.68%
                                  Average  9.36%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.50% indicates a value of $6,000,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

approximately 36% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                               MILLHOPPER VILLAGE

           YEAR                         APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
         FISCAL YEAR                       1             2             3             4             5             6
-----------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,182,360    $1,217,831    $1,254,366    $1,291,997    $1,330,757    $1,370,679

  Vacancy                              $   82,765    $   85,248    $   87,806    $   90,440    $   93,153    $   95,948
  Credit Loss                          $   35,471    $   36,535    $   37,631    $   38,760    $   39,923    $   41,120
  Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                       ----------    ----------    ----------    ----------    ----------    ----------
    Subtotal                           $  118,236    $  121,783    $  125,437    $  129,200    $  133,076    $  137,068

  Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $  102,000    $  105,060    $  108,212    $  111,458    $  114,802    $  118,246
                                       ----------    ----------    ----------    ----------    ----------    ----------
      Subtotal Other Income            $  102,000    $  105,060    $  108,212    $  111,458    $  114,802    $  118,246

EFFECTIVE GROSS INCOME                 $1,166,124    $1,201,108    $1,237,141    $1,274,255    $1,312,483    $1,351,857

OPERATING EXPENSES:

  Taxes                                $  119,000    $  122,570    $  126,247    $  130,035    $  133,936    $  137,954
  Insurance                            $   47,600    $   49,028    $   50,499    $   52,014    $   53,574    $   55,181
  Utilities                            $   40,800    $   42,024    $   43,285    $   44,583    $   45,921    $   47,298
  Repair & Maintenance                 $   95,200    $   98,056    $  100,998    $  104,028    $  107,148    $  110,363
  Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                          $        0    $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   34,000    $   35,020    $   36,071    $   37,153    $   38,267    $   39,415
  General Administrative               $  149,600    $  154,088    $  158,711    $  163,472    $  168,376    $  173,427
  Management                           $   58,306    $   60,055    $   61,857    $   63,713    $   65,624    $   67,593
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                       ----------    ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES               $  544,506    $  560,841    $  577,667    $  594,997    $  612,847    $  631,232

  Reserves                             $   34,000    $   35,020    $   36,071    $   37,153    $   38,267    $   39,415

                                       ----------    ----------    ----------    ----------    ----------    ----------
NET OPERATING INCOME                   $  587,618    $  605,246    $  623,404    $  642,106    $  661,369    $  681,210

  Operating Expense Ratio (% of EGI)         46.7%         46.7%         46.7%         46.7%         46.7%         46.7%
  Operating Expense Per Unit           $    4,004    $    4,124    $    4,248    $    4,375    $    4,506    $    4,641

           YEAR                         APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
         FISCAL YEAR                       7             8             9             10            11
---------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,411,800    $1,454,154    $1,497,778    $1,542,712    $1,588,993

  Vacancy                              $   98,826    $  101,791    $  104,844    $  107,990    $  111,230
  Credit Loss                          $   42,354    $   43,625    $   44,933    $   46,281    $   47,670
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ----------    ----------    ----------    ----------    ----------
    Subtotal                           $  141,180    $  145,415    $  149,778    $  154,271    $  158,899

  Laundry Income                       $        0    $        0    $        0    $        0    $        0
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $  121,793    $  125,447    $  129,211    $  133,087    $  137,079
                                       ----------    ----------    ----------    ----------    ----------
      Subtotal Other Income            $  121,793    $  125,447    $  129,211    $  133,087    $  137,079

EFFECTIVE GROSS INCOME                 $1,392,413    $1,434,185    $1,477,211    $1,521,527    $1,567,173

OPERATING EXPENSES:

  Taxes                                $  142,092    $  146,355    $  150,746    $  155,268    $  159,926
  Insurance                            $   56,837    $   58,542    $   60,298    $   62,107    $   63,970
  Utilities                            $   48,717    $   50,179    $   51,684    $   53,235    $   54,832
  Repair & Maintenance                 $  113,674    $  117,084    $  120,597    $  124,214    $  127,941
  Cleaning                             $        0    $        0    $        0    $        0    $        0
  Landscaping                          $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   40,598    $   41,816    $   43,070    $   44,362    $   45,693
  General Administrative               $  178,630    $  183,989    $  189,509    $  195,194    $  201,050
  Management                           $   69,621    $   71,709    $   73,861    $   76,076    $   78,359
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0

                                       ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES               $  650,169    $  669,674    $  689,764    $  710,457    $  731,771

  Reserves                             $   40,598    $   41,816    $   43,070    $   44,362    $   45,693

                                       ----------    ----------    ----------    ----------    ----------
NET OPERATING INCOME                   $  701,646    $  722,696    $  744,377    $  766,708    $  789,709

  Operating Expense Ratio (% of EGI)         46.7%         46.7%         46.7%         46.7%         46.7%
  Operating Expense Per Unit           $    4,781    $    4,924    $    5,072    $    5,224    $    5,381

Estimated Stabilized NOI   $587,618    Sales Expense Rate     2.00%
Months to Stabilized              1    Discount Rate         12.50%
Stabilized Occupancy           93.0%   Terminal Cap Rate     11.00%


Gross Residual Sale Price   $7,179,174  Deferred Maintenance       $        0
  Less: Sales Expense       $  143,583  Add: Excess Land           $        0
                            ----------
Net Residual Sale Price     $7,035,591  Other Adjustments          $        0
                                                                   ----------
PV of Reversion             $2,166,583  Value Indicated By "DCF"   $6,008,328
Add: NPV of NOI             $3,841,745          Rounded            $6,000,000
                            ----------
PV Total                    $6,008,328

                          "DCF" VALUE SENSITIVITY TABLE

                                                DISCOUNT RATE
                            --------------------------------------------------------------
  TOTAL VALUE                 12.00%      12.25%       12.50%       12.75%       13.00%
------------------------------------------------------------------------------------------
                    10.50%  $6,304,082  $6,206,759   $6,111,499   $6,018,249   $5,926,961
                    10.75%  $6,248,893  $6,152,787   $6,058,714   $5,966,623   $5,876,465
TERMINAL CAPRATE    11.00%  $6,196,212  $6,101,268   $6,008,328   $5,917,343   $5,828,265
                    11.25%  $6,145,873  $6,052,038   $5,960,182   $5,870,254   $5,782,207
                    11.50%  $6,097,722  $6,004,949   $5,914,129   $5,825,212   $5,738,152

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 35
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                               MILLHOPPER VILLAGE

                                                TOTAL         PER SQ. FT.   PER UNIT   %OF EGI
----------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                     $ 1,182,360     $  7.53     $  8,694

  Less: Vacancy & Collection Loss      10.00%   $   118,236     $  0.75     $    869

  Plus: Other Income
   Laundry Income                               $         0     $  0.00     $      0     0.00%
   Garage Revenue                               $         0     $  0.00     $      0     0.00%
   Other Misc. Revenue                          $   102,000     $  0.65     $    750     8.75%
                                                ---------------------------------------------
         Subtotal Other Income                  $   102,000     $  0.65     $    750     8.75%

EFFECTIVE GROSS INCOME                          $ 1,166,124     $  7.43     $  8,574

OPERATING EXPENSES:
  Taxes                                         $   119,000     $  0.76     $    875    10.20%
  Insurance                                     $    47,600     $  0.30     $    350     4.08%
  Utilities                                     $    40,800     $  0.26     $    300     3.50%
  Repair & Maintenance                          $    95,200     $  0.61     $    700     8.16%
  Cleaning                                      $         0     $  0.00     $      0     0.00%
  Landscaping                                   $         0     $  0.00     $      0     0.00%
  Security                                      $         0     $  0.00     $      0     0.00%
  Marketing & Leasing                           $    34,000     $  0.22     $    250     2.92%
  General Administrative                        $   149,600     $  0.95     $  1,100    12.83%
  Management                            5.00%   $    58,306     $  0.37     $    429     5.00%
  Miscellaneous                                 $         0     $  0.00     $      0     0.00%

TOTAL OPERATING EXPENSES                        $   544,506     $  3.47     $  4,004    46.69%

  Reserves                                      $    34,000     $  0.22     $    250     2.92%
                                                ---------------------------------------------

NET OPERATING INCOME                            $   587,618     $  3.74     $  4,321    50.39%

  "GOING IN" CAPITALIZATION RATE                      10.00%

  VALUE INDICATION                              $ 5,876,178     $ 37.44     $ 43,207

  DEFERRED MAINTENANCE

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)            $ 5,876,178

                             ROUNDED            $ 5,900,000     $ 37.59     $ 43,382

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 36
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE    VALUE       ROUNDED    $/UNIT   $/SF
-------------------------------------------------
  9.25%   $6,352,625  $6,400,000  $47,059  $40.78
  9.50%   $6,185,451  $6,200,000  $45,588  $39.50
  9.75%   $6,026,849  $6,000,000  $44,118  $38.23
 10.00%   $5,876,178  $5,900,000  $43,382  $37.59
 10.25%   $5,732,857  $5,700,000  $41,912  $36.32
 10.50%   $5,596,360  $5,600,000  $41,176  $35.68
 10.75%   $5,466,212  $5,500,000  $40,441  $35.04

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $5,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis    $6,000,000
Direct Capitalization Method     $5,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $6,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 37
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                    Not Utilized
Sales Comparison Approach        $  6,400,000
Income Approach                  $  6,000,000
Reconciled Value                 $  6,100,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 27, 2003 the market value of the fee simple estate in the property is:

                                   $6,100,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                               SUBJECT PHOTOGRAPHS

        [EXTERIOR - OFFICE PICTURE]                           [EXTERIOR - PROJECT PICTURE]

[EXTERIOR - TYPICAL APARTMENT BUILDING PICTURE]       [INTERIOR - TYPICAL APARTMENT UNIT PICTURE]

    [EXTERIOR - SWIMMING POOL PICTURE]                     [EXTERIOR - MAIN ENTRANCE PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                               SUBJECT PHOTOGRAPHS

 [INTERIOR - COMMUNITY CENTER PICTURE]               [EXTERIOR - LANDSCAPE PICTURE]

[EXTERIOR - APARTMENT BUILDING PICTURE]            [INTERIOR - APARTMENT UNIT PICTURE]

  [INTERIOR - APARTMENT UNIT PICTURE]        [LOOKING NORTHWEST ALONG NW 39TH ROAD PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1                COMPARABLE I-2               COMPARABLE I-3

    REGENCY OAKS                 COUNTRY GARDEN               COVERED BRIDGE
 3230 SW Archer Road           2001 SW 16th Street        1810 NW 23rd Boulevard
Gainesville, Florida          Gainesville, Florida         Gainesville, Florida

     [PICTURE]                      [PICTURE]                   [PICTURE]

   COMPARABLE I-4                COMPARABLE I-5

    OXFORD MANOR                   COBBLESTONE
2801 NW 23rd Boulevard       1810 NW 23rd Boulevard
 Gainesville, Florida         Gainesville, Florida

     [PICTURE]                      [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                       COMPARABLE
           DESCRIPTION                                  SUBJECT                                           R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                     Millhopper Village                                The Oaks Apartments
  Management Company                AIMCO                                             Silverwing Management
LOCATION:
  Address                           507 NW 39th Road                                  6519 Newberry Road
  City, State                       Gainesville, Florida                              Gainesville, Florida
  County                            Alachua                                           Alachua
  Proximity to Subject                                                               1.5 miles west of subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)            156,950                                           157,399
  Year Built                        1969                                              1972
  Effective Age                     20                                                20
  Building Structure Type           Brick & wood siding walls; asphalt shingle roof   Stucco exterior walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)    Open Spaces, Covered                              Open
  Number of Units                   136                                               152
  Unit Mix:                                  Type           Unit   Qty.  Mo. Rent           Type               Unit    Qty.     Mo.
                                    1 1Br/1Ba - 1A10          750   32     $589       1 1Br/1Ba - 1B            750     42     $570
                                    2 2Br/1.5 Ba - 2A15     1,400    5     $811       3 2Br/1Ba - 2A            984     27     $650
                                    3 2Br/2Ba - 2A20        1,000   52     $699       3 2Br/1Ba - 2B          1,064     48     $700
                                    4 3Br/2.5Ba - 3A25      1,550   25     $820       4 3Br/2Ba - 3A          1,389     31     $810
                                    5 3Br/2.5Ba - 3B25      1,600   22     $833       5 3Br/2Ba - 3A          1,389            $810
                                                                                        Effeciency              650      8     $490
  Average Unit Size (SF)            1,154                                             1,009
  Unit Breakdown:                     Efficiency         0%  2-Bedroom       60%        Efficiency        6%    2-Bedroom     49%
                                      1-Bedroom         24%  3-Bedroom       16%        1-Bedroom        28%    3-Bedroom     20%
CONDITION:                          Good                                              Good
APPEAL:                             Average                                           Average
AMENITIES:
  Unit Amenities                        Attach. Garage            Vaulted Ceiling         Attach. Garage        X  Vaulted Ceiling
                                     X  Balcony                   W/D Connect.         X  Balcony               X  W/D Connect.
                                        Fireplace                 Other                   Fireplace                Other
                                     X  Cable TV Ready                                 X  Cable TV Ready
  Project Amenities                  X  Swimming Pool                                  X  Swimming Pool
                                        Spa/Jacuzzi           X   Car Wash                Spa/Jacuzzi           X  Car Wash
                                     X  Basketball Court      X   BBQ Equipment           Basketball Court      X  BBQ Equipment
                                        Volleyball Court          Theater Room            Volleyball Court         Theater Room
                                        Sand Volley Ball      X   Meeting Hall         X  Sand Volley Ball      X  Meeting Hall
                                     X  Tennis Court              Secured Parking      X  Tennis Court             Secured Parking
                                        Racquet Ball          X   Laundry Room            Racquet Ball          X  Laundry Room
                                        Jogging Track             Business Office         Jogging Track         X  Business Office
                                     X  Gym Room                                       X  Gym Room
OCCUPANCY:                          92%                                               97%
LEASING DATA:
  Available Leasing Terms           7, 9 and 12 Months                                3 to 12 Months
  Concessions                       None                                              None
  Pet Deposit                       250                                               150
  Utilities Paid by Tenant:          X       Electric             Natural Gas          X       Electric               Natural Gas
                                             Water                Trash                        Water                  Trash
  Confirmation                      May 27, 2003; Property Manager                    May 27, 2003; Property Manager
  Telephone Number                  (352) 373-2965                                    (352) 331-8836
NOTES:                                                                                None

  COMPARISON TO SUBJECT:                                                              Slightly Inferior

                                                        COMPARABLE                                     COMPARABLE
           DESCRIPTION                                    R - 2                                          R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                     Brookwood Terrace                                  CoveredBridge
  Management Company                                                                   Good Neighbor
LOCATION:
  Address                           2601 NW 23rd Boulevard                             1810 NW 23rd Boulevard
  City, State                       Gainesville, Florida                               Gainesville, Florida
  County                            Alachua                                            Alachua
  Proximity to Subject              1.5 miles northeast of the subject                 1.5 miles northeast of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)            156,526                                            169,276
  Year Built                        1975                                               1973
  Effective Age                     20                                                 20
  Building Structure Type           Stucco & wood siding walls; asphalt shingle roof   Stucco exterior walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)    Open                                               Open
  Number of Units                   132                                                174
  Unit Mix:                             Type                 Unit    Qty.       Mo.       Type                Unit       Qty.   Mo.
                                    1 1Br/1Ba                 740      8       $525    1 1Br/1Ba                760       76    $620
                                    2 2Br/1.5Ba             1,044     84       $650    3 2Br/2Ba              1,070       66    $720
                                    4 3Br/2.5Ba             1,533     25       $800    5 3Br/2Ba              1,278       32    $840
                                      4Br/2.5Ba             1,639     15       $875
  Average Unit Size (SF)            1,186                                              973
  Unit Breakdown:                     Efficiency  0%      2-Bedroom     64%              Efficiency   0%      2-Bedroom  38%
                                      1-Bedroom   6%      3-Bedroom     19%              1-Bedroom   44%      3-Bedroom  18%
CONDITION:                          Average                                            Average
APPEAL:                             Average                                            Good
AMENITIES:
  Unit Amenities                        Attach. Garage        X   Vaulted Ceiling          Attach. Garage       X  Vaulted Ceiling
                                     X  Balcony               X   W/D Connect.          X  Balcony              X  W/D Connect.
                                        Fireplace                 Other                    Fireplace               Other
                                     X  Cable TV Ready                                  X  Cable TV Ready
  Project Amenities                  X  Swimming Pool                                   X  Swimming Pool
                                     X  Spa/Jacuzzi           X   Car Wash              X  Spa/Jacuzzi          X  Car Wash
                                     X  Basketball Court      X   BBQ Equipment            Basketball Court     X  BBQ Equipment
                                        Volleyball Court          Theater Room             Volleyball Court        Theater Room
                                        Sand Volley Ball      X   Meeting Hall             Sand Volley Ball     X  Meeting Hall
                                     X  Tennis Court              Secured Parking       X  Tennis Court            Secured Parking
                                        Racquet Ball          X   Laundry Room             Racquet Ball         X  Laundry Room
                                        Jogging Track         X   Business Office          Jogging Track           Business Office
                                     X  Gym Room                                        X  Gym Room
OCCUPANCY:                          97%                                                97%
LEASING DATA:
  Available Leasing Terms           7 to 12 Months                                     7 to 12 months
  Concessions                       None                                               None
  Pet Deposit                       200                                                200
  Utilities Paid by Tenant:          X  Electric                  Natural Gas           X  Electric                Natural Gas
                                        Water                     Trash                    Water                   Trash
  Confirmation                      May 27, 2003; Property Manager                     May 27, 2003; Property Manager
  Telephone Number                  (352) 378-9052                                     (352) 372-2225
NOTES:                              None                                               None

  COMPARISON TO SUBJECT:            Superior                                           Slightly Superior

                                                      COMPARABLE                                       COMPARABLE
           DESCRIPTION                                  R - 4                                            R - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Madison Pointe                                    Creekwood
  Management Company              Paradigm Properties                               Southern Development Management Company
LOCATION:
  Address                         2701 NW 23rd Boulevard                            2056 NW 55th Boulevard
  City, State                     Gainesville, Florida                              Gainesville, Florida
  County                          Alachua                                           Alachua
  Proximity to Subject            1.5 mile northeast of the subject                 2 miles northeast of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          161,298                                           207,554
  Year Built                      1973                                              1978
  Effective Age                   20                                                15
  Building Structure Type         Stucco & wood siding walls; asphalt shingle roof  Stucco & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Garage, Open                                      Open
  Number of Units                 170                                               120
  Unit Mix:                          Type                  Unit    Qty.       Mo.      Type                 Unit      Qty.    Mo.
                                  1 1Br/1Ba                 729     84       $610   1 1Br/1Ba                760       32    $535
                                  3 2Br/2Ba               1,053     42       $799   3 2Br/2Ba              1,100       72    $640
                                  4 3Br/2Ba               1,269     44       $899   4 3Br/2Ba              1,300       16    $720
  Average Unit Size (SF)          949                                               1,036
  Unit Breakdown:                   Efficiency   0%      2-Bedroom  25%               Efficiency    0%    2-Bedroom   60%
                                    1-Bedroom   49%      3-Bedroom  26%               1-Bedroom    27%    3-Bedroom   13%
CONDITION:                        Average                                           Average
APPEAL:                           Average                                           Average
AMENITIES:
  Unit Amenities                   X  Attach. Garage        X  Vaulted Ceiling          Attach. Garage          Vaulted Ceiling
                                   X  Balcony               X  W/D Connect.          X  Balcony              X  W/D Connect.
                                      Fireplace             X  Other                    Fireplace               Other
                                   X  Cable TV Ready           Access Gates          X  Cable TV Ready
  Project Amenities                X  Swimming Pool                                  X  Swimming Pool
                                   X  Spa/Jacuzzi           X  Car Wash                 Spa/Jacuzzi          X  Car Wash
                                   X  Basketball Court      X  BBQ Equipment            Basketball Court     X  BBQ Equipment
                                      Volleyball Court         Theater Room             Volleyball Court        Theater Room
                                      Sand Volley Ball      X  Meeting Hall             Sand Volley Ball     X  Meeting Hall
                                   X  Tennis Court             Secured Parking       X  Tennis Court            Secured Parking
                                   X  Racquet Ball          X  Laundry Room             Racquet Ball         X  Laundry Room
                                      Jogging Track         X  Business Office          Jogging Track        X  Business Office
                                   X  Gym Room                                       X  Gym Room
OCCUPANCY:                        96%                                               91%
LEASING DATA:
  Available Leasing Terms         12 Months                                         7 to 12 Months
  Concessions                     None                                              None
  Pet Deposit                     100, plus $25 per month                           No Pets
  Utilities Paid by Tenant:        X  Electric                      Natural Gas      X  Electric                Natural Gas
                                   X  Water                         Trash               Water                   Trash
  Confirmation                    May 27, 2003; Property Manager                    May 27, 2003; Property Manager
  Telephone Number                (352) 372-0400                                    (352) 378-8379
NOTES:                            None                                              None

  COMPARISON TO SUBJECT:          Superior                                          Inferior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1                COMPARABLE R-2               COMPARABLE R-3

THE OAKS APARTMENTS             BROOKWOOD TERRACE             COVERED BRIDGE
 6519 Newberry Road          2601 NW 23rd Boulevard       1810 NW 23rd Boulevard
Gainesville, Florida          Gainesville, Florida         Gainesville, Florida

     [PICTURE]                     [PICTURE]                   [PICTURE]

   COMPARABLE R-4                COMPARABLE R-5

   MADISON POINTE                  CREEKWOOD
2701 NW 23rd Boulevard       2056 NW 55th Boulevard               N.A
 Gainesville, Florida         Gainesville, Florida

     [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief


         The statements of fact contained in this report are true and correct.

         The report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         I personally did not inspect the subject property. Michael L. Kersten provided significant real property appraisal assistance in the preparation of this report.

                                              -s- Alice MacQueen
                                       ---------------------------------
                                                 Alice MacQueen
                                       Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                                   #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                                         ALICE MACQUEEN

                          VICE PRESIDENT AND PRINCIPAL, REAL ESTATE GROUP

POSITION Alice MacQueen serves as a Vice President and Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation           Ms. MacQueen specializes in the appraisal of investment real estate and is annually involved in the valuation of several billion dollars of real property. The purposes of these valuations include allocation of purchase price, charitable donation, financing, purchase, sale, and syndication. She has also been involved in land planning analyses for major mixed-use developments.

                    She has appraised various types of real estate including congregate care facilities, industrial properties, manufacturing facilities, office buildings, recreational subdivisions and planned unit developments, single- and multifamily residential properties, and shopping centers. Special-purpose properties she has appraised include campgrounds, churches, country clubs, golf courses, historic landmarks, proprietary cemeteries, and schools.

                    In addition to market value opinions, Ms. MacQueen has provided feasibility and highest and best use studies. She has also been involved in several research projects, providing background studies involving major property tax appeal cases. These studies included the impact of inflation, rate of return considerations, sales-assessment ratio analyses, and the applicability of income capitalization to commercial and industrial properties.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                    Ms. MacQueen has appraised real estate in 46 U.S. states, Mexico, and Puerto Rico.

Business Ms. MacQueen joined AAA in 1983. She served as Regional Real Estate Director for the southeastern United States from 1987 to 1992 and as National Director of the Real Estate Valuation Group from 1992 through 1995, when she assumed her current position. Before joining the firm, she was involved in property management for five years and spent an additional five years as an appraiser, consultant, and research analyst.

EDUCATION           Realtors Institute of Virginia
                    Greenbrier College for Women - Liberal Arts

STATE
 CERTIFICATIONS     State of Arizona, Certified General Real Estate Appraiser,
                     #30987

                    State of Florida, Certified General Appraiser, #RZ0002202

                    State of Georgia, Certified General Real Property Appraiser,
                     #239776

                    State of Minnesota, Certified General Real Property
                    Appraiser,
                     #AP-20144872

                    State of New Mexico, General Certified Appraiser,
                     #001626-G

                    State of Utah, State Certified General Appraiser,
                     #CG00057001

PROFESSIONAL
 AFFILIATIONS       American Society of Appraisers, Candidate

AMERICAN APPRAISAL ASSOCIATES, INC.
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
MILLHOPPER VILLAGE, GAINESVILLE, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.